UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2002

STEWART ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	0-19508 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events
SIGNATURE

Item 5. Other Events

     On October 14, 2002 the Company issued the following press release.

CONTACT:	William E. Rowe Stewart Enterprises, Inc. 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES ANNOUNCES COMPLETION OF
THE SALE OF FOREIGN OPERATIONS

METAIRIE, LA, October 14, 2002 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today that it has completed the sale of its operations in Argentina. The sale of operations in Argentina marks the completion of the Company’s foreign business divestitures. The total proceeds from the sale of foreign operations will be approximately $245 million, including income tax benefits. The Company has received about $203 million of the proceeds and expects to realize the majority of the remaining proceeds of approximately $42 million, primarily income tax benefits, during 2003. The Company plans to use these tax benefits coupled with approximately $15 million of its free cash flow to reduce its debt balance to $500 million.

William E. Rowe, President and Chief Executive Officer, stated, “We are delighted to have successfully achieved this milestone at the top end of the range that we previously estimated of $200 million to $250 million in total proceeds. We are now turning our full attention to growth initiatives, including acquisitions, all of which we plan to fund principally by deploying free cash flow.”

Mr. Rowe continued, “As we return to growth, our commitment remains the same — to lead this industry by maximizing shareholder value through solid operating performance, strong cash flow and sound capitalization, to provide our employees with competitive compensation and benefits, a quality work environment and opportunity for advancement, and to provide each family we serve with excellent quality, value and service. This commitment will continue to drive our investment decisions as we analyze all opportunities to deploy our free cash flow to grow the Company and build shareholder value.”

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 309 funeral homes and 150 cemeteries.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC

October 14, 2002	/s/ Michael G. Hymel
Michael G. Hymel Vice President Chief Accounting Officer Corporate Controller